Corporate Communications                         Exhibit 99.1
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Fitch Ratings upgrades CNH Industrial's Long-Term Rating by two notches to BBB+

London, January 5, 2022

CNH Industrial N.V. (NYSE: CNHI / MI: CNHI) announces that on January 4, 2022 Fitch Ratings raised its Long-Term Issuer Default Rating (IDR) on CNH Industrial N.V. to ‘BBB+’ from ‘BBB-’. Fitch has also upgraded CNH Industrial Finance Europe S.A.’s senior unsecured rating to ‘BBB+’ from ‘BBB-'. The Outlook is Stable. The upgrade follows the demerger of Iveco Group N.V.

CNH Industrial (NYSE: CNHI / MI: CNHI) is a world-class equipment and services company that sustainably advances the noble work of agriculture and construction workers. The Company provides the strategic direction, R&D capabilities, and investments that enable the success of its five core Brands: Case IH, New Holland Agriculture and STEYR, supplying 360° agriculture applications from machines to implements and the digital technologies that enhance them; and CASE and New Holland Construction Equipment delivering a full lineup of construction products that make the industry more productive. Across a history spanning over two centuries, CNH Industrial has always been a pioneer in its sectors and continues to passionately innovate and drive customer efficiency and success. As a truly global company, CNH Industrial’s 35,000+ employees form part of a diverse and inclusive workplace, focused on empowering customers to grow, and build, a better world.

For more information and the latest financial and sustainability reports visit: cnhindustrial.com

For news from CNH Industrial and its Brands visit: media.cnhindustrial.com

Contacts:

Corporate Communications
Email: mediarelations@cnhind.com

Investor Relations
Email: investor.relations@cnhind.com

CNH Industrial N.V. Corporate Office: 25 St James’s Street London, SW1A 1HA